Exhibit 99.(a)(1)(G)

Agreement to Terms of Election

1. As soon as practicable after the Amendment Date, VeriSign will return to me a final and completed Stock Option Amendment and Special Bonus Agreement in which there is indicated the Adjusted Exercise Price for each Amended Option and the dollar amount of any Cash Bonus to which I will be entitled with respect to that option. Should an Eligible Option I tender for amendment have an exercise price per share at or above the closing price per share of VeriSign common stock on the Amendment Date, that option will be canceled on the Amendment Date and immediately replaced with a New Option that is exactly the same as the canceled option, including the same exercise price per share and no loss of vesting or change to the expiration date, but with a new grant date. An Option Agreement for the New Option will be delivered to me as soon as administratively practicable following the Amendment Date.

2. If I cease to remain employed by VeriSign or any affiliated entity after I tender my Eligible Options but before VeriSign accepts those options for amendment or replacement, my Eligible Options will not be amended or replaced, and I will not become entitled to any Cash Bonus, if applicable.

3. Until the Expiration Date, I will have the right to change my election with respect to my Eligible Options. However, after that date I will have no further right to change my election with respect to my Eligible Options, unless VeriSign does not accept my tendered Eligible Options before September 24, 2007, the 40th business day after commencement of the Offer. In that event, I may then revoke my elections with respect to my tendered Eligible Options at any time prior to VeriSign’s acceptance of those options for amendment or replacement pursuant to the Offer.

4. The tender of my Eligible Options pursuant to the procedure described in Section 4 of the Offer and the instructions to this Election Form will constitute my acceptance of all of the terms and conditions of the Offer. VeriSign’s acceptance of my tendered Eligible Options for amendment or replacement pursuant to the Offer will constitute a binding agreement between VeriSign and me in accordance with the terms and subject to the conditions of the Offer.

5. I am the registered holder of the Eligible Options tendered hereby, and my name, employee identification number and other information appearing on the cover page of this Election Form are true and correct.

6. I am not required to tender my Eligible Options pursuant to the Offer. However, If I do not tender such options or if those options are not otherwise amended or replaced

6. I am not required to tender my Eligible Options pursuant to the Offer. However, if I do not tender such options or if those options are not otherwise amended or replaced pursuant to the Offer, then these Eligible Options will not be in compliance with Section 490A of the Internal Revenue Code.

7. VeriSign cannot give me legal, tax or investment advice with respect to the Offer and has advised me to consult with my own legal, tax and investment advisor as to the consequences of participating or not participating in the Offer.

8. Under certain circumstances set forth in the Offer document, VeriSign may terminate or amend the Offer and postpone its acceptance and amendment or replacement of the tendered Eligible Options. In the event the Eligible Options tendered herewith are not accepted for amendment or replacement, those options will be returned to me promptly following the expiration or termination of the Offer.

9. I understand that neither VeriSign nor VeriSign’s Board of Directors is making any recommendation as to whether I should tender my Eligible Options for amendment or replacement, and that I must make my own decision whether to tender my Eligible Options, taking into account my own personal circumstances and preferences. I understand that the Amended Options resulting from the amendment of my tendered Eligible Options may decline in value and may be “out of the money” when I decide to exercise those options. I further understand that past and current market prices of VeriSign common stock may provide little or no basis for predicting what the market price of VeriSign common stock will be when VeriSign amends or replaces my tendered option or at any other time in the future.

10. I hereby acknowledge that I have read the documents related to the Offer listed below:

1. Offer To Amend or Replace Eligible Options

2. Instructions to this Election Form

3. Stock Option Amendment and Bonus Agreement

4. 2006 Equity Incentive Plan Stock Option Agreement

11. I hereby elect to participate in the Offer with respect to my Eligible Options as previously identified, and I hereby tender such Eligible Options for amendment or replacement in accordance with the Offer to Amend or Replace Eligible Options. I agree that the options identified are the Eligible Options I hold. I agree and understand that each of the Eligible Options which I have tendered pursuant to the Offer will be amended or replaced, unless I submit a new, properly completed Election Form prior to the expiration of the Offer.

12. I further understand that I will receive an Election Confirmation Statement via email at mv

Agreement - Microsoft Internet Explorer

File Edit View Favorites Tools Help

Back Search Favorites

Address https://vrsn.equitybenefits.com/WebSite/Screens/Agreement.aspx Go Links identified are the Eligible Options I hold. I agree and understand that each of the Eligible Options which I have tendered pursuant to the Offer will be amended or replaced, unless I submit a new, properly completed Election Form prior to the expiration of the Offer.

12. I further understand that I will receive an Election Confirmation Statement via email at my VeriSign email address listed below within one business day after the submission of my Election Form on the Offer website. If I have not received an Election Confirmation Statement in the timeframe prescribed, I agree that it is my responsibility to confirm that VeriSign has received my complete submission by emailing to 409A-admin@verisign.com a copy of the Confirmation Statement that I will have printed from this Offer website at the time I submit my Election Form online.

13. I acknowledge that the Offer and the other documents and communications regarding the Offer are being delivered to me electronically. Such means of electronic delivery may include, but does not necessarily include, the delivery of a link to a VeriSign intranet site, the delivery of a document via email or such other means of delivery specified by VeriSign. By executing this Election Form, I acknowledge that I have read this provision and consent to the electronic delivery of the documents. I acknowledge that I may receive from VeriSign a paper copy of any documents delivered electronically at no cost to me by contacting VeriSign by telephone or in writing using the contact information on the Instructions to this Election Form. I further acknowledge that I will be provided with a paper copy of any documents if the attempted electronic delivery of such documents fails or I do not otherwise have access to the Offer website. Similarly, I understand that I must provide VeriSign with a paper copy of any documents if my attempted delivery of such documents electronically fails or I do not otherwise have access to the Offer website.

14. My electronic signature is required in order to participate in this Offer. By clicking on the I AGREE button below I am agreeing to the terms of the Election Form and to the use of an electronic signature which will make my election a binding agreement between VeriSign and me in accordance with the terms and conditions of the Offer.

**Email Address:** WEBDEV@SOS-TEAM.COM

**Employee ID number:** 456

RETURN TO PREVIOUS SCREEN | I AGREE

Internet